Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports Double-Digit Fourth Quarter Growth and Full Year 2017 Results

2017 Revenues grow by 12% year over year: Steady growth in digital revenues

PITTSBURGH, PA – February 7, 2018 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Highlights:

•	Revenues increased 25% to a total of $40.5 million, compared to revenues of $32.4 million in the 2016 fourth quarter;

•	The Company’s data and analytics services segment, acquired on July 13, 2017, experienced 26% growth over the third quarter 2017’s reported revenues and contributed $5.1 million of revenues during the quarter;

•	The number of billable consultants at year-end 2017 grew to 983 in the Company’s IT staffing services segment - 12% higher than year-end 2016;

•	GAAP diluted earnings per share were $0.16 versus $0.14 in the 2016 fourth quarter and included a $0.07 loss related to the effect of recent tax reforms in the U.S.;

•	Non-GAAP diluted earnings per share were $0.32 versus $0.19 in the 2016 fourth quarter.

Fourth Quarter Results:

Revenues for the fourth quarter of 2017 totaled $40.5 million compared to $32.4 million during the corresponding quarter last year. Gross profit in the fourth quarter of 2017 was $9.5 million, compared to $6.4 million in the fourth quarter of 2016. GAAP net income for the fourth quarter of 2017 totaled $865,000 or $0.16 per diluted share and included $372,000 of income tax expense related to U.S. tax reform, compared to $640,000 or $0.14 per diluted share during the same period last year. Non-GAAP net income for the fourth quarter of 2017 was $1.7 million or $0.32 per diluted share, compared to $841,000 or $0.19 per diluted share in the fourth quarter of 2016.

Activity levels at the Company’s data and analytics services segment, acquired in July 2017, were up from the previous quarter, as revenues for the fourth quarter 2017 improved significantly over revenues reported in the third quarter of 2017. Demand for the Company’s IT staffing services remained robust during this quarter and largely offset the expected higher level of assignment ends that the Company experiences during the fourth quarter as compared to other quarterly periods.

Full Year Results:

Revenues for the full year 2017 totaled $147.9 million compared to $132.0 million in 2016. Our top-line growth reflected the July 2017 acquisition of the services division of Canada-based InfoTrellis, Inc. Gross profit for 2017 totaled $31.6 million or 21.4% of total revenues, compared to $26.3 million or 19.9% of total revenues in 2016. GAAP net income for 2017 totaled $1.6 million or $0.33 per diluted share, compared to $2.5 million or $0.56 per diluted share in 2016. Non-GAAP net income for 2017 totaled $4.6 million or $0.92 per diluted share, compared to $3.8 million or $0.84 per diluted share one year earlier.

“I am very pleased with Mastech Digital’s performance in the fourth quarter as well as for the full year 2017,” commented Vivek Gupta, Mastech Digital’s Chief Executive Officer. “It has been our stated intent to become a leading player in digital transformation services. With the acquisition of the services division of InfoTrellis in July and operating investments during the year, I’m pleased that we are well on course in that journey. Our Data and Analytics segment did particularly well during the fourth quarter as we saw a 26% growth in revenues over the revenues reported in the previous quarter due to higher project wins and reflective of a full quarter of operations by this segment, which was acquired in July 2017. Our IT staffing services segment continued to see strong demand and more notably was able to improve gross margins to 20.4% in the fourth quarter, which is approximately 70-basis points higher than the same quarter of 2016. Overall, it has been a great year for the Company.”

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “At December 31, 2017 we had bank debt, net of cash balances on hand, of $35.7 million and approximately $12.9 million of borrowing capacity available to us under our revolving credit line. The increase in bank debt from the prior year reflects our July 2017 acquisition which was largely funded with debt. Accounts receivable remains of very high quality with minimal bad debt expense in 2017 and a healthy “days sales outstanding” measurement of 58-days at year-end 2017.”

Key Recognitions during the Fourth Quarter 2017:

Mastech Digital was awarded the TechServe Alliance Excellence Award for demonstrating outstanding performance, team productivity, and dedication to continuous improvement in IT staffing. The Company was also recognized as a registered Consulting Partner by Salesforce to implement Salesforce solutions for its customers.

In conjunction with its fourth quarter earnings release, Mastech Digital will host a conference call at 9:00 A.M. ET on February 7, 2018 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastechdigital.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through February 14, 2018.

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics services; other digital transformation services that include Salesforce.com, SAP HANA, and Digital Learning services; and IT staffing services. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S. and India. For more information, visit www.mastechdigital.com.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT and our July 2017 acquisition of the services division of InfoTrellis, Inc. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Severance charges: From time to time, we incur severance expense related to the termination by the Company of leadership personnel. While it is probable that these expenses will occur in the future, we believe that providing non-GAAP financial measures that exclude these expenses are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Acquisition-related transaction expenses: We incurred significant expenses in connection with our acquisition of InfoTrellis, Inc. which we would not have otherwise incurred in the periods presented as part of our continuing operations. These transaction expenses consisted of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Estimated charge related to U.S. tax reform: We incurred an estimated one-time, non-cash charge of $372,000 in the fourth quarter of 2017 related to the enactment of the Tax Cut and Jobs Act of 2017 (U. S. Tax Reform). This charge is related to the re-measurement of the Company’s deferred tax assets arising from a lower U.S. corporate tax rate and a one-time transition tax applicable to the new dividend-exemption system related to foreign earnings.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected benefits to Mastech Digital from completing the acquisition of the services division of InfoTrellis, Inc. and the PNC credit facility and the expected performance of Mastech Digital following completion of these transactions.    These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2016.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digitial, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$2,478	$829
Accounts receivable, net	30,662	21,102
Prepaid and other current assets	1,533	753

Total current assets	34,673	22,684
Equipment, enterprise software and leasehold improvements, net	1,899	558
Deferred income taxes	468	254
Non-current deposits	255	170
Goodwill	35,844	8,427
Intangible assets, net	25,465	7,313

Total assets	$98,604	$39,406

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,003	$1,800
Accounts payable	5,028	1,963
Accrued payroll and related costs	8,969	7,645
Deferred revenue and other liabilities	2,109	849

Total current liabilities	20,109	12,257

Long-term liabilities:
Long-term debt, less current portion, net	34,149	8,077
Contingent consideration liability	17,125	—
Long-term accrued income taxes	68	—

Total liabilities	71,451	20,334
Shareholders’ equity:
Common stock, par value $0.01 per share	63	53
Additional paid-in capital	20,304	13,863
Retained earnings	10,923	9,297
Accumulated other comprehensive income (loss)	17	(7)
Treasury stock, at cost	(4,154)	(4,134)

Total shareholders’ equity	27,153	19,072

Total liabilities and shareholders’ equity	$98,604	$39,406

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Revenues	$40,468	$32,402	$147,882	$132,008
Cost of revenues	30,943	26,004	116,253	105,711

Gross profit	9,525	6,398	31,629	26,297
Selling, general and administrative expenses	7,044	5,284	27,548	21,790

Income from operations	2,481	1,114	4,081	4,507
Other income/(expense), net	(496)	(110)	(1,133)	(487)

Income before income taxes	1,985	1,004	2,948	4,020
Income tax expense	1,120	364	1,322	1,500

Net income	$865	$640	$1,626	$2,520

Earnings per share:
Basic	$0.16	$0.14	$0.33	$0.57
Diluted	$0.16	$0.14	$0.33	$0.56

Weighted average common shares outstanding:
Basic	5,459	4,463	4,962	4,393

Diluted	5,511	4,525	4,999	4,482

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
GAAP Net Income	$865	$640	$1,626	$2,520

Adjustments:
Amortization of acquired intangible assets	692	203	1,710	813
Stock-based compensation	96	109	381	408
Acquisition transaction expenses	—	—	2,019	—
Severance expenses	—	—	—	780
Income taxes adjustments	(288)	(111)	(1,499)	(747)
Estimated charge related to U.S. Tax Reform	372		372

Non-GAAP Net Income	$1,737	$841	$4,609	$3,774

GAAP Diluted Earnings Per Share	$0.16	$0.14	$0.33	$0.56

Non-GAAP Diluted Earnings Per Share	$0.32	$0.19	$0.92	$0.84

Weighted average common shares outstanding:

GAAP Diluted Shares	5,511	4,525	4,999	4,482

Non-GAAP Diluted Shares	5,511	4,525	4,999	4,482

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Revenues:
IT staffing services	$35,352	$32,402	$138,697	$132,008
Data and analytics services	5,116	—	9,185	—

Total revenues	$40,468	$32,402	$147,882	$132,008

Gross Margin %:
IT staffing services	20.4%	19.7%	19.8%	19.9%
Data and analytics services	45.3%	—	44.8%	—

Total gross margin %	23.5%	19.7%	21.4%	19.9%

Operating income:
IT staffing services	$1,702	$1,317	$5,279	$5,320
Data and analytics services	1,471	—	2,531	—

Subtotal	3,173	1,317	7,810	5,320

Amortization of acquired intangible assets	(692)	(203)	(1,710)	(813)
Acquisition transaction expenses	—	—	(2,019)	—
Interest expenses and other, net	(496)	(110)	(1,133)	(487)

Income (loss) before income taxes	$1,985	$1,004	$2,948	$4,020